Signature Page

The following form of signature shall follow items 79, 85, 88, 104, 110 or 132 as appropriate.

This report is signed on behalf of the registrant (or depositor or trustee).

City of: Arlington State of: Virginia Date: February 29, 2016

Name of Registrant, Depositor, or Trustee: HOMESTEAD FUNDS

	/s/ Danielle Sieverling	/s/ Kelly Whetstone
By:	(Name and Title):	Witness (Name and Title):
	Danielle Sieverling	Kelly Whetstone
	Chief Compliance Officer	Secretary